Exhibit 99.3
Neighborhood Holdings, Inc. and Subsidiaries
Consolidated Financial Statements
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010

Neighborhood Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2011 and June 30, 2010
(in thousands of dollars, except share information)

	2011	2010
Assets
Current assets:
Cash	$63	$32
Receivables:
Accounts receivable — net of uncollectible accounts of $1,918 and $986 respectively	7,427	7,299
Net investment in sales-type leases	1,110	1,032
Rebates receivable from manufacturers	474	671
Inventory	1,783	1,806
Prepaid expenses and other current assets	68	482
Deferred income taxes	826	466

Total current assets	11,751	11,788

Property and equipment, net of accumulated depreciation and amortization	391	412

Goodwill	4,722	4,722

Other assets	64	81

Total assets	$16,928	$17,003

Liabilities, Preferred Stock and Stockholders’ Equity

Current liabilities:
Revolving line of credit	$2,769	$4,000
Accounts payable	2,074	2,871
Accrued expenses	1,150	785
Accrued compensation and payroll taxes	588	683
Income taxes payable	271	14
Patient credit balances	796	630
Current maturities of long-term debt	669	648

Total current liabilities	8,317	9,631

Long-term debt — net of current maturities	541	1,046

Deferred income taxes	471	570

Other liabilities	28	28

Total liabilities	9,357	11,275

Series A redeemable convertible preferred stock: $.0001 par value; 3,300,000 shares authorized; 2,300,000 shares issued and outstanding	2,300	2,300

Stockholders’ equity:
Common Stock, $.0001 par value: 6,815,217 shares authorized; 3,157,000 (3,050,000 in 2010) shares issued and outstanding	—	—
Additional paid-in capital	399	62
Retained earnings	4,872	3,366

Total stockholders’ equity	5,271	3,428

Total liabilities, preferred stock and stockholders’ equity	$16,928	$17,003

See notes to consolidated financial statements.

Neighborhood Holdings, Inc. and Subsidiaries
Consolidated Statements of Income
For the Nine Months Ended March 31, 2011 and 2010
(in thousands of dollars)

	2011	2010
Net sales	$46,897	$39,937

Cost of sales	30,883	27,094

Gross profit	16,014	12,843

Selling, general and administrative expenses	12,969	11,383

Income from operations	3,045	1,460

Other expenses, net of other income	148	288

Income before provision for income taxes	2,897	1,172

Provision for income taxes	1,188	481

Net income	$1,709	$691

See notes to consolidated financial statements.

Neighborhood Holdings, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Nine Months Ended March 31, 2011
(in thousands of dollars, except share information)

	Common Stock		Additional		Total
	Number of		Paid-in	Retained	Stockholders’
	Shares	Par Value	Capital	Earnings	Equity
Balances at June 30, 2010	3,050,000	$—	$62	$3,366	$3,428

Stock options exercised	160,500	—	224	—	224

Repurchase of shares	(53,500)	—	83	(203)	(120)

Share-based compensation	—	—	30	—	30

Net income	—	—	—	1,709	1,709

Balances at March 31, 2011	3,157,000	$—	$399	$4,872	$5,271

See notes to consolidated financial statements.

Neighborhood Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended March 31, 2011 and 2010
(in thousands of dollars)

	2011	2010
Cash flows from operating activities:
Net income	$1,709	$691
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118	122
Deferred income taxes	(466)	(679)
Uncollectible accounts, net of write-offs	932	2,138
Other non-cash charges to income, net	(170)	70
Changes in operating assets and liabilities:
Receivables and patient credit balances	(775)	(680)
Inventory	23	(229)
Other operating assets	616	57
Accounts payable and accrued expenses	(432)	443
Accrued compensation and payroll taxes	(95)	112
Income taxes payable	257	(465)

Net cash provided by operating activities	1,717	1,580

Cash flows from investing activities:
Acquisitions of property and equipment	(80)	(67)
Net cash payments for business acquisitions	—	(57)

Net cash used in investing activities	(80)	(124)

Cash flows from financing activities:
Net repayments on revolving line of credit	(1,231)	(298)
Principal repayments of long-term debt	(484)	(463)
Repurchase of shares	(203)	—
Stock option exercises	114	—
Other financing activities	198	(21)
Payment of acquisition date holdback liability	—	(500)

Net cash used in financing activities	(1,606)	(1,282)

Net increase in cash	31	174

Cash, beginning of the period	32	75

Cash, end of the period	$63	$249

Supplemental disclosures of cash flow information:

Cash paid for income taxes	$889	$1,625

Cash paid for interest	$188	$243

Equipment obtained with equipment financing debt	$—	$34

Net cash payments for business acquisitions:
Fair market value of assets acquired	$—	$57
Liabilities incurred, net	—	—

	$—	$57

Excess tax benefits from share-based compensation included as an other use of operating activities cash and an other provision of financing activities cash	$193	$—

See notes to consolidated financial statements.

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
1.	Summary of Significant Accounting Policies

Company

Organized in 2004, Neighborhood Holdings, Inc.’s primary business activities center around the sale of diabetes related products, equipment, and pharmaceuticals in the eastern United States.

Accounting Principles

Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation

Our consolidated financial statements include the accounts of Neighborhood Holdings, Inc. and its subsidiaries (individually and collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation. As of March 31, 2011, all of our subsidiaries were wholly owned.

Management Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and certain reported amounts or revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject us to credit risk, consist primarily of cash and accounts receivable. Cash balances may, at times, exceed FDIC limits on insurable amounts. We mitigate our risk by placing our money with high-credit-quality financial institutions.

We generally do not require collateral or other security in extending credit to patients; however, we routinely obtain assignment of (or are otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients. Approximately 55% of consolidated net revenues for the nine months ended March 31, 2011 and 2010, respectively, were reimbursable by Medicare and Medicaid for products provided to beneficiaries under Title XVIII and Title XIX of the Social Security Act.

Accounts receivable

We recognize revenue related to product sales upon shipment of patient orders, provided that risk of loss has passed to the patient. We record revenue at the amounts expected to be collected from government agencies, other third party payers, and from patients directly. We record, if necessary, contractual adjustments equal to the difference between the reimbursement amounts defined in the fee schedules and the revenue recorded per the billing system. These adjustments are recorded as a reduction of both gross revenues and accounts receivable. We analyze various factors in determining revenue recognition, including a review of specific transactions, current governmental regulations and payment formulas, commercial insurance reimbursement rates, historical experience and the credit-worthiness of patients.

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
1.	Summary of Significant Accounting Policies (continued)

Accounts receivable (continued)

Allowances for uncollectible accounts consist of the difference between our estimate of the net realizable value of accounts receivable and the carrying amount of gross accounts receivable. The valuation of accounts receivable at net realizable value is based upon the credit-worthiness of patients and third-party payers as well as our historical collection experience. Bad debts, along with adjustments to claims by third-party payers, are recorded as an offset to revenue earned in the consolidated statements of income. We base our estimates on our historical collection and write-off experience, current trends, credit policy, and on our analysis of accounts receivable by aging category. As of March 31, 2011 and June 30, 2010, allowances for uncollectible accounts were $1,918,000 and $986,000, respectively, or 20.5% and 11.9% of gross accounts receivable, respectively. For the nine months ended March 31, 2011 and 2010, bad debts expense amounted to $1,650,000 and $2,570,000, respectively.

Our accounts receivable are generally due from Medicare, private insurance companies, Medicaid, healthcare providers and payers, and our patients. The collection process is time consuming, complex and typically involves the submission of claims to multiple payers whose payment of claims may be contingent upon the payment of another payer. Additionally, paid claims are subject to further review and retrospective audit adjustments (“take-backs”), primarily by governmental payers (see Note 16, Other Commitments and Contingencies). Because of the complex timing of receipts and take-backs that relate to our services, we often record adjustments to prior period estimates of net realizable receivable amounts within a later period. Our consolidated statement of income for the nine months ended March 31, 2010, contains such a charge against earnings which has decreased our income before provision for income taxes by approximately $1 million.

Our collection efforts may be active up to 18 months from the initial billing date. Balances that are determined to be uncollectible prior to the passage of 18 months from the last billing date are written off as soon as administratively possible after that determination has been made. In accordance with applicable regulatory requirements, we make reasonable and appropriate efforts to collect our accounts receivable, including deductible and copayment amounts, in a consistent manner for all payer classes.

Inventory

Inventory, consisting of durable medical products and equipment and pharmaceutical products and supplies, is stated at the lower of cost or market with cost determined on first-in, first-out (FIFO) basis. Market value or the net realizable value is impacted by the types and levels of inventory held, forecasted demand, and pricing. Changes in judgment regarding the recoverability of inventories, including the carrying value of inventory shipped to patients, could result in the recording of additional income or expense. We recognize abnormal amounts of freight, handling costs, and spoilage as current period costs.

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
1.	Summary of Significant Accounting Policies (continued)

Goodwill and Long-lived Assets

We account for goodwill in accordance with standards (the “Authoritative Guidance”) issued by the Financial Accounting Standards Board (“FASB”), whereby goodwill is calculated as the difference between the acquisition cost and the fair value of the net assets of acquired companies. In accordance with the Authoritative Guidance, we assess the realizability of the amounts of recorded goodwill at each balance sheet date by comparing their carrying amounts to the probable remaining future net cash flows expected to result directly from such assets. If the carrying amount of any component of goodwill exceeds the future net cash flows expected to result directly from such asset, an impairment loss is recognized in an amount equal to that excess and recorded as a selling, general and administrative expense.

We periodically review all of our long-lived assets, including goodwill, for impairment. We initiate reviews for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the expected cumulative undiscounted cash flows to the recorded value of the asset. If the recorded value of any long-lived asset exceeds the cumulative undiscounted cash flows, the write-down or impairment is computed as the excess of the asset over the present value of the cumulative undiscounted cash flows at our weighted average cost of capital. We have concluded that there was no impairment of any long-lived asset as of March 31, 2011 and June 30, 2010.

Advertising

We expense advertising costs as incurred. For the nine months ended March 31, 2011 and 2010, advertising costs amounted to $94,000 and $181,000, respectively.

Shipping and Handling

Our policy is to classify shipping and handling costs as part of selling, general and administrative expenses in the consolidated statements of income. For the nine months ended March 31, 2011, and 2010, shipping and handling costs amounted to $1,463,000 and $1,192,000, respectively.

Income Taxes

We recognize deferred income tax assets and liabilities based on temporary differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates expected to be in effect when they are realized. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts expected to be realized.

In 2009, we adopted new Authoritative Guidance with respect to accounting and disclosures related to the recognition, measurement, presentation and disclosure relating to uncertain tax positions. This standard clarifies the accounting for uncertainty in income taxes recognized in our consolidated financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, this standard provides guidance on subsequent derecognition of tax positions, financial statement reclassifications, recognition of interest and penalties, accounting in interim periods and disclosure requirements. The adoption of this standard did not have a material impact on our consolidated cash flows, results of operations, financial position or liquidity.

We file federal and state tax returns where statutes of limitations generally range from three to five years, and are not currently subject to examination by any jurisdiction for any years.

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
1.	Summary of Significant Accounting Policies (continued)

Share-Based Compensation

We have a share-based compensation plan for key employees, directors and others. This plan permits the grant of a variety of awards, including restricted stock and stock options, as determined by our Board of Directors or Compensation Committee. Generally, restricted stock awards and stock options granted to employees are subject to 3-4 year vesting terms, assuming continued employment with the Company, with 3 year vesting terms for awards granted to members of our Board of Directors. Generally, stock options are awarded with an expiration period often years, and upon an optionee’s termination of service or employment, such expiration period may be reduced. Upon a change in control of the Company, all options held by employees, regardless of grant date, become immediately exercisable.

The Authoritative Guidance related to share-based compensation requires the measurement and recognition of compensation expense for all share-based compensation awards made to employees and directors, including our share-based compensation plan. These standards require companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The portion of the value that is ultimately expected to vest is recognized as expense over the requisite service period. Share-based compensation expense recognized in our consolidated statements of income for nine months ended March 31, 2011 and 2010 is based on awards ultimately expected to vest, and has been reduced for estimated forfeitures. The Authoritative Guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In addition, the Authoritative Guidance requires that the benefits of realized tax deductions in excess of tax benefits on compensation expense be reported as a component of cash flows from financing activities rather than as an operating cash flow, as previously required.

In accordance with the Authoritative Guidance, we classify our share-based compensation expense within our selling, general and administrative expenses, which corresponds to the financial statement components in which cash compensation paid to employees and directors is recorded. For the nine months ended March 31, 2011 and 2010, our share-based compensation expense that resulted from our stock option grant activity was $30,000 and $16,000, respectively.

Uncertainties

We accrue liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. See Note 16, Other Commitments and Contingencies, for a description of possible claims and legal matters.
2.	Inventory
Inventory, as of March 31, 2011 and June 30, 2010, consisted of the following:

	2011	2010
Durable medical products and equipment	$1,382,000	$1,455,000
Pharmaceutical products and supplies	401,000	351,000

Inventory	$1,783,000	$1,806,000

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
3.	Investment in Sales-Type Leases
We enter into leases for insulin pumps to customers under agreements ranging from 3 to 13 months. Interest is calculated at various rates, up to a maximum of 5% as implied in each specific agreement. As of March 31, 2011 and June 30, 2010, the components of lease receivable for the net investment in sales-type leases were as follows:

	2011	2010
Minimum lease payments receivable	$1,135,000	$1,056,000
Less: Unearned interest income	25,000	24,000

Net investment in sales-type leases	$1,110,000	$1,032,000

Future minimum lease payments are expected to be fully collectible within the next year. Accordingly, the entire net investment in sales-type leases is classified as a current asset.
4.	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets, as of March 31, 2011 and June 30, 2010, consisted of the following:

	2011	2010
Prepaid expenses	$30,000	$69,000
Other	38,000	44,000
Refundable income taxes	—	369,000

Prepaid expenses and other current assets	$68,000	$482,000

5.	Property and Equipment
Property and equipment, as of March 31, 2011 and June 30, 2010, consisted of the following:

	Estimated
	useful life
	(years)	2011	2010
Computer equipment	3	$372,000	$315,000
Furniture and fixtures	3-7	288,000	282,000
Motor vehicles	5	154,000	141,000
Leasehold improvements	1-6	99,000	95,000

Total		913,000	833,000
Less: accumulated depreciation and amortization		522,000	421,000

Property and equipment — net		$391,000	$412,000

For the nine months ended March 31, 2011 and 2010, depreciation and amortization expense related to our property and equipment was $101,000 and $97,000, respectively.

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
6.	Goodwill

Goodwill, as of March 31, 2011 and June 30, 2010, was the result of the following activity:

	2011	2010
Beginning balance, June 30, 2010 and 2009, respectively	$4,722,000	$4,665,000
Contingent consideration paid on business acquisition	—	57,000

	$4,722,000	$4,722,000

For tax purposes, $3,354,000 of our goodwill is amortizable. The goodwill deductible for tax purposes was $224,000 for each nine month period ended March 31, 2011 and 2010.
7.	Long-term Debt and Revolving Line of Credit
Long-term debt, as of March 31, 2011 and June 30, 2010, consisted of the following:

	2011	2010
Note payable, bank, due in 60 monthly installments, monthly principal payments are $25,000, plus interest, the interest rate is equal to a floating rate based upon LIBOR, plus margin (totaling 3.3% as of March 31, 2011), in effect during the borrowing term, final maturity September 2013, collateralized by substantially all of our assets	$775,000	$1,000,000

Note payable, bank, due in 60 monthly installments, current monthly principal payments are $27,000, plus interest, the interest rate is equal to a floating rate based upon LIBOR, plus margin (totaling 3.3% as of March 31, 2011), in effect during the borrowing term, final maturity March 2012, collateralized by substantially all of our assets	381,000	629,000

Vehicle financing loans, interest rates up to a maximum of 7.4%, payable in monthly installments through September 2014, currently aggregating $2,000, including interest, collateralized by a security interest in the subject vehicles	54,000	65,000

Total	1,210,000	1,694,000

Less: current maturities of long-term debt	669,000	648,000

Long-term debt — net of current maturities	$541,000	$1,046,000

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
7.	Long-term Debt and Revolving Line of Credit (Continued)
Annual maturities of long-term debt as of March 31, 2011, were as follows:

For the
period ending
March 31,	Amount
2012	$669,000
2013	346,000
2014	192,000
2015	3,000

Total	$1,210,000

We also have available a revolving line of credit, expiring December 2012, from the same commercial bank that advanced the funds for the two 60 month term loans above. This revolving line of credit is due on demand, with a maximum borrowing amount of $7,000,000, collateralized by substantially all of our assets. Interest on the outstanding balance is calculated at our option of the banks prime rate, plus margin, or the London InterBank Offered Rate (LIBOR), plus margin. The revolving line of credit and the two 60 month term loans above (collectively, the “Loans”) contain restrictive covenants and we are not aware of any violations of these covenants as of March 31, 2011 and 2010. As of March 31, 2011 and June 30, 2010, $2,769,000 and $4,000,000, respectively, was outstanding under the revolving line of credit.
8.	Accrued Expenses
Accrued expenses, as of March 31, 2011 and June 30, 2010, consisted of the following:

	2011	2010
Outstanding checks, net of deposits in transit	$682,000	$473,000
Accrued rent	129,000	131,000
Other	339,000	181,000

Accrued expenses	$1,150,000	$785,000

9.	Accrued Compensation and Payroll Taxes
Accrued compensation and payroll taxes, as of March 31, 2011 and June 30, 2010, consisted of the following:

	2011	2010
Accrued commissions and bonuses	$323,000	$239,000
Accrued payroll and payroll taxes	265,000	311,000
Accrued severance	—	133,000

Accrued compensation and payroll taxes	$588,000	$683,000

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
10.	Redeemable Convertible Preferred Stock
We have authorized 3,300,000 shares and issued 2,300,000 shares of Series A redeemable convertible preferred stock (Series A Preferred), $.0001 par, for $1.00 per share. The rights, preferences and privileges of the Series A Preferred are listed below.
Liquidation Preference
The Series A Preferred stockholders have preference in the event of liquidation or dissolution of the Companies equal to $1.00 per share, plus any dividends declared but unpaid, or an amount per share as would have been payable had each share been converted to common stock. If our assets are insufficient to pay the full preferential amounts to the Series A Preferred stockholders, the assets shall be distributed ratably among such holders in proportion to their aggregate liquidation preference amounts.
Conversion
The Series A Preferred are convertible into the number of shares of common stock obtained by dividing the original issue price for the Series A Preferred of $1.00, by the conversion price in effect at the time of the conversion, adjustable for certain dilutive events. The conversion price was initially set at $1.00 for the Series A Preferred. Conversion is at the option of the Series A Preferred stockholder at any time without the payment of additional consideration, although conversion is mandatory for the Series A Preferred upon the closing of the sale of common stock to the public at a price of at least $4.00 per share, resulting in at least $30,000,000 of proceeds, net of underwriting discounts and commissions.
Dividends
The holders of Series A Preferred are entitled to dividends at an annual rate of 12% of the original purchase price. Payment of dividends would only occur in the event of liquidation. We cannot declare and pay any cash dividends on shares of common stock until the holders of Series A Preferred then outstanding have first received, or simultaneously received, a cash dividend on each outstanding share of Series A Preferred in an amount at least equal to (i) the amount of the aggregate accruing dividends then accrued on such share of Series A Preferred and not previously paid plus (ii) that dividend per share of Series A Preferred as would equal the product of (1) the dividend payable on each share of common stock and (2) the number of common stock issuable upon conversion of a share of Series A Preferred, in each case calculated on the record date for determining the holders entitled to receive such dividend.
Voting Rights
The Series A Preferred stockholders shall be entitled to vote on all matters and are entitled to the number of votes equal to the number of shares of common stock into which each share is convertible.
Redemption Rights
Upon the written request of the holders of at least 50% of the then outstanding Series A Preferred, we shall redeem from each requesting holder that number of Series A Preferred held by such holder in three annual installments commencing 60 days after receipt by the corporation at any time on or after the sixth anniversary of the Series A Preferred original issue date (July 2004). The redemption price per share shall be $1.00 as adjusted for any stock dividend, stock split, combination or similar recapitalization, plus an annual dividend of 12%.

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
10.	Redeemable Convertible Preferred Stock (Continued)
Registration Rights
The holders of substantially all of our outstanding common stock and preferred stock are entitled to certain rights to register their shares under the Securities Act at any time 180 days after the effective date of our initial qualified public offering. Generally, holders have (i) demand registration rights under certain circumstances, (ii) “piggyback” registration rights if the Companies register any of its securities either on its own account or for the account of other security holders and (iii) certain rights to demand registration on Form S-3. All registration expenses must be borne by us and all selling expenses relating to registerable securities must be borne by the holders of the securities being registered.
11.	Share-based Compensation
Under the 2004 Stock Incentive Plan (the Plan), we may grant incentive and nonstatutory stock options to purchase up to an aggregate of 465,217 shares of common stock to directors, employees, consultants, affiliates and strategic partners. The Plan is administered by the Board of Directors, which determines the terms of the individual option grants, including exercise price, expiration date (no longer than 10 years), number of shares vested and vesting provisions.
The calculated value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses assumptions expressed as ranges to reflect differing expected behaviors of employee groups participating in the stock option plan. We base expected volatility on the experience of the medical supplies and device sector. The expected term of the options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding, based on the average of the vesting term and the original contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. As of March 31, 2011, we had 164,571 shares available for future grants under the Plan.
The following is a summary of stock option transactions for the nine months ended March 31, 2011:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Calculated
	Shares	Price	Life (in years)	Value
Balance, June 30, 2010	300,646	1.70
Options granted	—	—
Options exercised	(160,500)	.71

Balance, March 31, 2011	140,146	$2.83	7.79	$144,000

Exercisable options, March 31, 2011	32,565	$1.46	6.13	$18,000

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
11.	Share-based Compensation (Continued)
The following is a summary of stock options outstanding as of March 31, 2011:

		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Exercise	Options	Life	Exercise	Options	Exercise
Price	Outstanding	(in years)	Price	Exercisable	Price
$1.07	26,750	5.59	$1.07	26,750	$1.07
3.25	113,396	8.30	3.25	5,815	3.25

	140,146	7.79	$2.83	32,565	$1.46

Net income, as reported, includes share-based compensation expense related to stock options for the nine months ended March 31, 2011 and 2010 of $18,000 ($30,000 pre-tax) and $10,000 ($16,000 pre-tax), respectively. There was no compensation expense capitalized. As of March 31, 2011, there was $54,000 of total unrecognized compensation cost related to outstanding stock options related to approximately 46,100 shares. That cost is expected to be recognized over a weighted average period of 1.3 years. The total fair value of shares vested during the nine months ended March 31, 2011 and 2010, was $7,000 and $4,000, respectively. We expect the majority of outstanding non-vested options to vest.
The weighted average assumption utilized for options granted during the nine months ended March 31, 2010 (there were no option grants during the nine months ended March 31, 2011) were as follows:

2010
Expected dividend yield	0.0%
Expected stock price volatility	27%
Risk-free interest rate	2.92-3.14%
Expected lives of options	7 years
The following is a summary of nonvested shares outstanding as of March 31, 2011 and 2010:

		Weighted
		Average
		Calculated
	Number of	Value per
	Shares	Share
Nonvested shares, June 30, 2009	142,667	$.19
Options granted	113,396	1.17
Options forfeited	(133,750)	.17
Options vested	(8,917)	.43

Nonvested shares March 31, 2010	113,396	$1.17

Nonvested shares, June 30, 2010	113,396	$1.17
Options granted	—	—
Options forfeited	—	—
Options vested	(5,815)	1.15

Nonvested shares, March 31, 2011	107,581	$1.17

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
11.	Share-based Compensation (Continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options and because changes in objective input assumptions can materially affect the fair value estimate, it is our opinion that the option valuation models prescribed by the Authoritative Guidance do not provide a reliable measure of the fair value of our stock options.
12.	Income Taxes
We assess recoverability of deferred tax assets on the “more likely than not” criteria prescribed by the Authoritative Guidance. In performing this assessment, we consider all positive evidence available for the recovery of the assets, which includes the following sources in the order of their persuasiveness; (i) future taxable temporary differences, (ii) loss carryback availability, (iii) tax planning strategies, and (iv) expected future operating income. We have determined that it is more likely than not that future tax benefits will be realized.

Amounts recognized as income tax expenses (benefits) for the nine months ended March 31, 2011 and 2010, were as follows:

	2011	2010
Current:
Federal	$1,226,000	$860,000
State	427,000	300,000

Current	1,653,000	1,160,000

Deferred:
Federal	(345,000)	(503,000)
State	(120,000)	(176,000)

Deferred	(465,000)	(679,000)

Provision for income taxes — net	$1,188,000	$481,000

The reconciliation of income tax expense computed at the Federal statutory tax rate to income tax expense, for the nine months ended March 31, 2011 and 2010, was as follows:

	2011		2010
Tax expense at statutory rate	$985,000	34%	$399,000	34%
State taxes, net of federal benefit	203,000	7%	82,000	7%

	$1,188,000	41%	$481,000	41%

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
13.	Income Taxes (Continued)
Significant components of our deferred income tax assets and liabilities consisted of the following as of March 31, 2011 and June 30, 2010:

	2011	2010
Deferred income tax assets:
Receivables	$786,000	$404,000
Accrued rents	30,000	54,000
Other	10,000	8,000

Total deferred income tax assets	$826,000	$466,000

Deferred income tax liabilities:
Amortization of goodwill	$393,000	$486,000
Property and equipment depreciation	120,000	120,000
Other	(42,000)	(36,000)

Total deferred income tax liabilities	$471,000	$570,000

14.	Other Expense, Net of Other Income
Other expenses, net for the nine months ended March 31, 2011 and 2010, consisted of the following:

	2011	2010
Interest expense, net of interest income of $57,000 and $51,000, respectively	$123,000	$183,000
Restructure charge	25,000	50,000
Other, net	—	55,000

Other expense, net	$148,000	$288,000

The restructure charges recognized relate primarily to advisory costs incurred to position the Company for potential sale.
15.	Operating Lease Obligations
We lease office facilities under various operating lease agreements expiring through April 2015, with an option to extend for an additional four years. Additionally, we rent an automobile under an operating lease agreement expiring April 2011. For the nine months ended March 31, 2011 and 2010, total rent and lease expense, including certain operating expenses, amounted to $419,000 and $410,000, respectively.
Future minimum lease payments under the non-cancelable portion of the leases as of March 31, 2011, were as follows:

For the
period ending
March 31,	Amount
2012	$499,000
2013	236,000
2014	132,000
2015	11,000

Total	$878,000

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
16.	Other Commitments and Contingencies
Industry and Regulatory Environment
The healthcare industry is subject to numerous laws and regulations of federal, state, and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare participation requirements, reimbursement for patient services, and Medicare fraud and abuse. They are enforced by regulatory agencies vested with broad discretion in interpreting them. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. We believe that we are in compliance with fraud and abuse and other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as to regulatory actions unknown or unasserted at this time.
Professional Liability
We maintain professional and general liability insurance in amounts deemed appropriate by management, based upon historical claims and the nature and risks of the business. There can be no assurance, however, that an existing or future claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any such claim or claims or that such coverage will continue to be available with sufficient limits and at a reasonable cost to adequately and economically insure our operations in the future. A judgment against the Company in excess of such coverage could have a material adverse effect on the Company.
Employment Commitments
We entered into an employment agreement with an executive, whereby we will pay the executive his/her salary and group health benefits for a period of six months in the event of a termination without cause.
We entered into an executive employment agreement with a former stockholder of an entity that we acquired. This agreement was terminated in April 2011.
Legal Matters
From time to time, we may become involved in claims that are incidental to our business. In our opinion, there are currently no matters pending, which could, in the event of an adverse outcome, have a material impact on our consolidated financial position or results of operations.
17.	Significant Purchasing Transactions
For the nine months ended March 31, 2011 and 2010, we purchased 72% and 76%, respectively, of our supplies from four manufacturers, each of which constituted more than 10% of our total Company purchases. We believe there is no supply-side risk under these arrangements since alternative sources of supply exist for both brand-name and generic products.

Neighborhood Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
As of March 31, 2011 and June 30, 2010 and
For the Nine Months Ended March 31, 2011 and 2010
18.	Retirement Plan
We provide a 401(k) Savings and Retirement Plan covering substantially all of our employees. Employees may contribute a portion of their salary, in accordance with Federal requirements. Our contributions are at the discretion of management. We will match employee contributions for an amount up to 100% of the first 3% of compensation contributed by the employee, and 50% of the next 2%. For the nine months ended March 31, 2011 and 2010, we contributed approximately $140,000 and $113,000, respectively, to the plan.
19.	Subsequent Events
Our stockholders entered into an agreement to sell all of our issued and outstanding stock to a publically traded company. The carrying values of our assets and liabilities presented are not indicative of the carrying values that will be presented subsequent to this transaction.
We evaluate events occurring subsequent to the date of the consolidated financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Subsequent events have been evaluated through May 31, 2011.